[Assured Guaranty Ltd. Letterhead]

Assured Guaranty to Acquire MBIA UK Insurance Limited

Completed Acquisition Will Add $13 billion (£10 billion) to Assured Guaranty’s Insured Portfolio

Hamilton, Bermuda - September 29, 2016 - Assured Guaranty Ltd. (together with its subsidiaries, Assured Guaranty), the leading financial guaranty insurance company, announced that its subsidiary Assured Guaranty Corp. (AGC) has entered into an agreement to acquire MBIA UK Insurance Limited (MBIA UK), the European operating subsidiary of MBIA Insurance Corporation (together with its subsidiaries, MBIA). The parties expect the transaction to close in early January 2017, subject to receipt of regulatory approvals and the satisfaction of other customary closing conditions. There can be no assurance that regulatory approvals will be obtained.

Under the agreement, AGC will deliver to MBIA all of the notes issued in the Zohar II 2005-1 transaction that AGC holds, and the seller, MBIA UK (Holdings) Limited, will transfer to AGC all of the outstanding shares of MBIA UK plus $23 million (£18 million) in cash. The Zohar notes to be transferred had, as of June 30, 2016, a total outstanding principal of approximately $347 million (£261 million). MBIA Insurance Corporation insures all of the notes issued in the Zohar II 2005-1 transaction.

“This agreement furthers our strategy of acquiring legacy financial guaranty companies,” said Dominic Frederico, President and CEO of Assured Guaranty. “In this case, we will be acquiring a seasoned insured portfolio of almost exclusively European transactions and the capital resources to support those exposures. We expect this transaction to be accretive to Assured Guaranty’s earnings per share, operating shareholders’ equity and adjusted book value.”

Nick Proud, CEO of Assured Guaranty (Europe) Ltd. (AGE), said, “This is a landmark transaction that will significantly increase the size of Assured Guaranty’s European insured portfolio, creating a total non-U.S. portfolio of approximately $45 billion (£34 billion). It also sends a strong message to the market that the monoline model − and Assured Guaranty specifically − is an active source of infrastructure funding solutions. AGE is currently mandated on a number of primary UK transactions, and we expect this acquisition to add further momentum to our expanding European opportunities.”

As of June 30, 2016, MBIA UK had an insured portfolio of approximately $13 billion (£10 billion) of net par and approximately $500 million (£374 million) of GAAP book value. At this point, Assured Guaranty plans to maintain MBIA UK as a stand-alone entity but could combine it with other European affiliates in the future.

BofA Merrill Lynch is acting as financial advisor to Assured Guaranty, and Mayer Brown LLP is acting as its legal advisor.

Cautionary Statement Regarding Forward-Looking Statements:
Any forward-looking statements made in this press release reflect Assured Guaranty’s current views with respect to future events and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These risks and uncertainties include, but are not limited to, those resulting from Assured Guaranty’s inability to obtain regulatory approval for its proposed acquisition of MBIA UK or any plan to combine MBIA UK with other Assured Guaranty affiliates in the future; adverse developments in the acquired portfolio; and other risks and uncertainties that have not been identified at this time, management’s response to these factors, and other risk factors identified in Assured Guaranty’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which are made as of September 29, 2016. Assured Guaranty undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Assured Guaranty Ltd. is a publicly traded (NYSE: AGO) Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets. More information on Assured Guaranty Ltd. and its subsidiaries can be found at AssuredGuaranty.com.

Contact:
Investor Relations:
Robert Tucker, 212-339-0861
Senior Managing Director, Investor Relations and Corporate Communications
rtucker@assuredguaranty.com

Media:
Ashweeta Durani, 212-408-6042
Vice President, Corporate Communications
adurani@assuredguaranty.com

UK Media
Mark Lunn, +44 (0) 203128 8100
MHP Communications
Mark.lunn@mhpc.com